Exhibit 99.1

DIRTT Releases Q2 2022 Financial Results

CALGARY, Alberta, July 27, 2022 (GLOBE NEWSWIRE) – DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction, today announced its financial results for the three months ended June 30, 2022. All financial information in this news release is presented in U.S. dollars, unless otherwise stated.

Second Quarter 2022

•	Revenue of $44.7 million

•	Gross profit margin of 14.0%

•	Adjusted Gross Profit Margin[1] of 18.9%

•	Net loss of $19.3 million

•	Net loss margin of (43.1%)

•	Adjusted EBITDA[1] of ($9.4) million

•	Adjusted EBITDA Margin[1] of (21.1%)

•	Total available liquidity of $31.0 million, including $19.7 million of unrestricted cash

Note: (1) See “Non-GAAP Financial Measures”

Management Commentary

“The increased activity levels and growth, particularly in the commercial sector, that began late in the first quarter of 2022 are continuing” stated Benjamin Urban, CEO. “As a result, second quarter revenues of $44.7 million were within the expected guidance range and represented an increase of 16.8% and 8.8% over the first quarter of 2022 and the second quarter of 2021, respectively”.

“With demand continuing to increase, our immediate focus is to unlock manufacturing capacity, continue to improve revenues and profitability while accelerating our near-term progress towards breakeven and ultimately long-term profitability. Having experienced manufacturing capacity constraints during the second quarter, we increased our overall manufacturing headcount by 9% in the Calgary factory and we will continue to add, as necessary, in anticipation of higher activity in the third and fourth quarters. We also commenced operational improvements on our Reflect and Inspire product lines to increase overall productive capacity and improve lead times, with such improvements expected to be complete by mid third quarter 2022. DIRTT is realigning the organization, driving efficiency and actively reinvesting to focus on our strengths, including additional investments in the ICE team and investing to support the long-term success of our partners.”

“We have taken further steps to flatten our organizational structure to increase overall effectiveness and optimize our fixed salaried cost base. This resulted in the elimination of 36 salaried positions and additional annual cost reductions of approximately $5 million. In this process, the key objectives include breaking down interdepartmental silos, increasing cross functional communication and joint accountabilities, improving overall productivity across the organization and enhancing DIRTT’s overall approach to Construction Partner recruitment, onboarding, management and accountability.”

Geoffrey Krause, CFO, added “While revenues were in line with expectations and grew sequentially, cash usage remained high in the quarter primarily due to one-time reorganization costs and costs associated with the change of the Board of Directors, working capital build and ongoing inflationary pressures on raw materials and labor costs which weighed on gross margin. As a result, we are actively taking steps to recover DIRTT’s historic gross margin levels, and announced a further 10% price increase effective July 21, 2022, which is in addition to the 5% price increase effective June 1, 2022. Given these price increases along with our cost improvement efforts, we expect that as revenues improve, we can continue to progress toward an improvement in net loss, achieving the ultimate goal of Adjusted EBITDA breakeven and approaching cash flow breakeven in the fourth quarter of 2022.”

“Our 12-month forward pipeline, including leads, increased by 13% to $359 million from $318 million at April 1, 2022 and importantly, does not reflect the impacts of the aforementioned price increases. While the current 12-month forward pipeline is a positive indicator of the Company’s future revenue potential, in the context of continued global macroeconomic uncertainty and possible recession risks, our fiscal year 2022 revenue guidance remains unchanged at $175 to $185 million. The midpoint of our 2022 guidance represents an approximately 22% increase over actual 2021 revenue of $147.6 million.”

Mr. Urban concluded, “Today we also announced certain leadership changes as we continue to refocus our organization, including the departure of Charles Kraus, Senior Vice President and General Counsel and Colin Blehm, Vice President Product Development, and the promotion of Nandini Somayaji to Senior Vice President Talent, General Counsel and Corporate Secretary, and Trevor Didluck to Vice President Product Development. Geoffrey Krause, DIRTT’s current Chief Financial Officer, announced his intention to retire from the Company, effective September 30, 2022. A search for a successor is underway. I would like to thank them all for their service and dedication to the Company.”

Second Quarter Financial Review

Revenues for the quarter ended June 30, 2022 were $44.7 million, an increase of 16.8% and 8.8% over the first quarter of 2022 and the second quarter of 2021, respectively, and within the guidance range of between $43 million and $47 million. We continue to see increasing demand that commenced in the first quarter of 2022, particularly in the workplace sector, as pandemic related health restrictions are removed, and employees return to offices.

Gross profit and gross profit margin for the quarter ended June 30, 2022 was $6.3 million or 14.0% of revenue, a decrease of $2.9 million or 32% from $9.2 million or 22.4% of revenue for the quarter ended June 30, 2021. The decrease in gross profit margin largely reflects the continued impact of significant inflationary increases in the realized cost of materials, transportation and packaging in excess of realized price increases and incremental fixed costs of our manufacturing facility in Rock Hill, South Carolina, as well as pressures on labor rates, partially offset by an improved fixed cost leverage as compared to the prior periods as a result of higher activity. The second quarter included labor costs and inefficiency associated with adding and training manufacturing employees in Calgary and Savannah following the closure of the Phoenix Facility. These cost increases have been mitigated by the 5% price increase effective June 1, 2022 as well as an additional 10% price increase effective July 21, 2022 which we expect to see the impacts of beginning mid third quarter 2022. The Company also benefited from a weakening Canadian Dollar this quarter with a $0.8 million benefit on Canadian dollar denominated manufacturing costs.

Adjusted Gross Profit and Adjusted Gross Profit Margin (see “– Non-GAAP Financial Measures”) for the quarter ended June 30, 2022 was $8.5 million or 18.9%, respectively, a decrease from $11.3 million or 27.4%, respectively, for the quarter ended June 30, 2021.

Sales and marketing expenses increased by $0.2 million to $7.8 million for the three months ended June 30, 2022 from $7.6 million for the three months ended June 30, 2021. The increase was largely related to an increase of $0.9 million in travel, meals and entertainment expenses as business activity has increased and restrictions on travel have eased, offset by lower salary and benefit expenses due to planned headcount reductions as part of the cost reduction initiatives.

General and administrative expenses decreased $0.9 million to $6.9 million for the three months ended June 30, 2022 from $7.8 million for the three months ended June 30, 2021. In the quarter, approximately $0.3 million of professional fees associated with the contested election of directors was more than offset by lower salaries and benefits costs. Reductions in salaries and benefits includes planned headcount reductions as part of cost reduction initiatives as well as the impact of the CEO vacancy in the period.

Operations support expenses increased by $0.3 million from $2.2 million for the three months ended June 30, 2021 to $2.5 million. The increase was due to lower costs capitalized to internal projects with the completion of the South Carolina Facility and Dallas DIRTT Experience Centre and an increase in salaries and benefits of $0.2 million compared to the previous year same period.

Technology and development expenses for the three month period ended June 30, 2022 were consistent with prior period costs as $0.2 million of lower capitalized costs due to fewer internal projects were offset by reductions in salaries and benefits expense.

For the three months ended June 30, 2022, we incurred $5.2 million in reorganization costs. Actual costs were higher than the originally anticipated $4.4 million due to additional termination benefits arising in June 2022 with the departure of two executives.

Net loss for the three months ended June 30, 2022 was $19.3 million compared to $9.7 million for the three months ended June 30, 2021. The higher net loss is primarily the result of the lower gross profit margin explained above, a $4.2 million increase in operating expenses, a $3.4 million reduction in government subsidies, and a $0.5 million increase in interest expense offset by a $1.3 million increase in foreign exchange gain.

Adjusted EBITDA (see “Non-GAAP Financial Measures”) for the quarter ended June 30, 2022 was a $9.4 million loss or (21.1)%, a decline of $2.6 million from a $6.8 million loss or (16.6)% for the quarter ended June 30, 2021. Reductions for the quarter were due to the above noted reasons. For the quarter ended June 30, 2022, reorganization costs of $5.2 million were added back in the calculation of Adjusted EBITDA.

Conference Call and Webcast Details

A conference call and webcast for the investment community is scheduled for Thursday, July 28th, 2022 at 8:00 a.m. MDT (10:00 a.m. EDT). The call and webcast will be hosted by Benjamin Urban, chief executive officer, Geoff Krause, chief financial officer and Kim MacEachern, director of investor relations.

The call is being webcast live on the Company’s website at dirtt.com. Alternatively, click here to listen to the live webcast. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

Participants may register for the call here to receive the dial-in numbers and unique PIN to access the call seamlessly. It is recommended that you join 10 minutes prior to the event start, although you may register and dial in at any time during the call.

Investors are invited to submit questions to ir@dirtt.com before the call. Supplemental information slides will be available within the webcast and at dirtt.com prior to the call start.

A webcast replay of the call will be available on DIRTT’s website.

Statement of Operations

(Unaudited – Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Product revenue	43,091	40,087	80,542	68,629
Service revenue	1,610	1,015	2,445	1,938

Total revenue	44,701	41,102	82,987	70,567

Product cost of sales	37,185	31,091	71,792	54,642
Costs of under-utilized capacity	—	—	—	1,756
Service cost of sales	1,240	787	1,632	1,575

Total cost of sales	38,425	31,878	73,424	57,973

Gross profit	6,276	9,224	9,563	12,594

Expenses
Sales and marketing	7,777	7,564	15,005	14,234
General and administrative	6,877	7,780	14,870	15,021
Operations support	2,528	2,213	5,026	4,510
Technology and development	1,879	1,924	4,019	3,859
Stock-based compensation	1,326	1,861	2,628	2,955
Reorganization	5,163	—	8,855	—

Total operating expenses	25,550	21,342	50,403	40,579

Operating loss	(19,274)	(12,118)	(40,840)	(27,985)

Government subsidies	49	3,431	624	7,499
Foreign exchange gain (loss)	1,246	(60)	514	(240)
Interest income	20	23	31	42
Interest expense	(1,329)	(794)	(2,659)	(1,294)

	(14)	2,600	(1,490)	6,007

Loss before tax	(19,288)	(9,518)	(42,330)	(21,978)

Income taxes
Current tax expense	—	210	—	210
Deferred tax expense	—	10	—	49

	—	220	—	259
Net loss	(19,288)	(9,738)	(42,330)	(22,237)

Loss per share
Basic and diluted loss per share	(0.22)	(0.11)	(0.49)	(0.26)

Weighted average number of shares outstanding (in thousands)
Basic and Diluted	86,023	84,752	85,739	84,717

Non-GAAP Financial Measures

Our condensed consolidated interim financial statements are prepared in accordance with GAAP. These GAAP financial statements include non-cash charges and other charges and benefits that we believe are unusual or infrequent in nature or that we believe may make comparisons to our prior or future performance difficult.

As a result, we also provide financial information in this news release that is not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. Management uses these non-GAAP financial measures in its review and evaluation of the financial performance of the Company. We believe that these non-GAAP financial measures also provide additional insight to investors and securities analysts as supplemental information to our GAAP results and as a basis to compare our financial performance period over period and to compare our financial performance with that of other companies. We believe that these non-GAAP financial measures facilitate comparisons of our core operating results from period to period and to other companies by removing the effects of our capital structure (net interest income on cash deposits, interest expense on outstanding debt and debt facilities, or foreign exchange movements), asset base (depreciation and amortization), the impact of under-utilized capacity on gross profit, tax consequences, reorganization expense and stock-based compensation. We remove the impact of all foreign exchange from Adjusted EBITDA. Foreign exchange gains and losses can vary significantly period-to-period due to the impact of changes in the U.S. and Canadian dollar exchange rates on foreign currency denominated monetary items on the balance sheet and are not reflective of the underlying operations of the Company. We remove the impact of under-utilized capacity from gross profit, and fixed production overheads are allocated to inventory on the basis of normal capacity of the production facilities. In periods where production levels are abnormally low, unallocated overheads are recognized as an expense in the period in which they are incurred. In addition, management bases certain forward-looking estimates and budgets on non-GAAP financial measures, primarily Adjusted EBITDA.

Government subsidies, depreciation and amortization, stock-based compensation expense, reorganization expenses and foreign exchange gains and losses and impairment expenses are excluded from our non-GAAP financial measures because management considers them to be outside of the Company’s core operating results, even though some of those receipts and expenses may recur, and because management believes that each of these items can distort the trends associated with the Company’s ongoing performance. We believe that excluding these receipts and expenses provides investors and management with greater visibility to the underlying performance of the business operations, enhances consistency and comparativeness with results in prior periods that do not, or future periods that may not, include such items, and facilitates comparison with the results of other companies in our industry.

The following non-GAAP financial measures are presented in this news release, and a description of the calculation for each measure is included.

Adjusted Gross Profit	Gross profit before deductions for costs of under-utilized capacity, depreciation, and amortization

Adjusted Gross Profit Margin	Adjusted Gross Profit divided by revenue

EBITDA	Net income before interest, taxes, depreciation, and amortization

Adjusted EBITDA	EBITDA adjusted to remove foreign exchange gains or losses; impairment expenses; reorganization expenses; stock-based compensation expense; government subsidies; and any other non-core gains or losses

Adjusted EBITDA Margin	Adjusted EBITDA divided by revenue

You should carefully evaluate these non-GAAP financial measures, the adjustments included in them, and the reasons we consider them appropriate for analysis supplemental to our GAAP information. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider any of these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. You should also be aware that we may recognize income or incur expenses in the future that are the same as, or similar to some of the adjustments in these non-GAAP financial measures. Because these non-GAAP financial measures may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation for the three and six months ended June 30, 2022, and 2021 of EBITDA and Adjusted EBITDA to our net loss, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	($ in thousands)		($ in thousands)
Net loss for the period	(19,288)	(9,738)	(42,330)	(22,237)
Add back (deduct):
Interest Expense	1,329	794	2,659	1,294
Interest Income	(20)	(23)	(31)	(42)
Income Tax Expense	—	220	—	259
Depreciation and Amortization	3,344	3,421	7,966	6,823

EBITDA	(14,635)	(5,326)	(31,736)	(13,903)
Foreign Exchange (Gains) Losses	(1,246)	60	(514)	240
Stock-based Compensation	1,326	1,861	2,628	2,955
Government Subsidies	(49)	(3,431)	(624)	(7,499)
Reorganization Expense	5,163	—	8,855	—

Adjusted EBITDA	(9,441)	(6,836)	(21,391)	(18,207)

Net Loss Margin(1)	(43.1)%	(23.7)%	(51.0)%	(31.5)%

Adjusted EBITDA Margin	(21.1)%	(16.6)%	(25.8)%	(25.8)%

(1)	Net loss divided by revenue.

The following table presents a reconciliation for the three and six months ended June 30, 2022, and 2021 of Adjusted Gross Profit to our gross profit, which is the most directly comparable GAAP measure for the periods presented:

(Unaudited Stated in thousands of U.S. dollars)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
	($ in thousands)		($ in thousands)
Gross profit	6,276	9,224	9,563	12,594
Gross profit margin	14.0%	22.4%	11.5%	17.8%
Add: Depreciation and amortization expense	2,188	2,033	5,660	4,062
Add: Costs of under-utilized capacity	—	—	—	1,756

Adjusted Gross Profit	8,464	11,257	15,223	18,412

Adjusted Gross Profit Margin	18.9%	27.4%	18.3%	26.1%

Special Note Regarding Forward-Looking Statements

Certain statements contained in this news release are “forward-looking statements” within the meaning of “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934 and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact included in this news release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this news release, the words “anticipate,” “believe,” “expect,” “estimate,” “intend,” “plan,” “project,” “outlook,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to our expectations regarding third quarter 2022 and full year 2022 revenues; our beliefs about our twelve-month forward sales pipeline; our belief that the COVID pandemic is entering an endemic stage; our beliefs about future activity levels; our beliefs about the impact of future revenue on cash flow, and the timing thereof.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate.

Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, the severity and duration of the COVID-19 pandemic and related economic repercussions and other risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (the “SEC”) and applicable securities commissions or similar regulatory authorities in Canada on February 23, 2022, and as supplemented by our Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on July 27, 2022.

Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.

About DIRTT Environmental Solutions

DIRTT is a global leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule and outcomes.

Headquartered in Calgary, AB Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION PLEASE CONTACT

Kim MacEachern

Investor Relations, DIRTT

403-618-4539

kmaceachern@dirtt.com